UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2025

Elanco Animal Health Incorporated

(Exact name of registrant as specified in its charter)

Indiana	001-38661	82-5497352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Innovation Way Greenfield, Indiana (Address of principal executive offices)	46140 (Zip Code)

Registrant’s telephone number, including area code: (877) 352-6261

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	ELAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed in the press release issued on May 28, 2025 by Elanco Animal Health Incorporated (the “Company”), the Company announced the appointment of Robert (Bob) VanHimbergen as Executive Vice President and Chief Financial Officer, effective July 7, 2025. Mr. VanHimbergen succeeds Todd Young who will continue to serve as an advisor, in a non-executive capacity, through August 31, 2025, to facilitate a smooth transition.

Mr. VanHimbergen, age 49, currently serves as the Senior Vice President and Chief Financial Officer of Hillenbrand, Inc., a global industrial company that provides processing equipment and solutions, a position he has held since April 2022, after joining Hillenbrand in March 2022 for a transition period before assuming his current position. Prior to joining Hillenbrand, Mr. VanHimbergen served in various roles of increasing responsibility over approximately 15 years at Johnson Controls International plc, a manufacturer of HVAC systems, security solutions, fire protection and smart building technologies, where he most recently served as Vice President, Corporate Controller beginning December 2017. Mr. VanHimbergen spent nearly the first 10 years of his career at PricewaterhouseCoopers LLP as a certified public accountant.

Pursuant to an employment offer letter agreement approved by the Company’s Compensation and Human Capital Committee, Mr. VanHimbergen’s initial annual compensation will consist of an annual base salary of $660,000, a target annual cash incentive opportunity equal to 75% of annual base salary earnings and annual target long-term incentive compensation valued at $2,645,000. For fiscal 2025, his annual cash incentive opportunity will be pro-rated for the portion of the year he is employed, and his pro-rated long-term incentive compensation, valued at $1,100,000, will be divided equally between restricted stock units and stock options, which will vest ratably over three years on each annual anniversary of Mr. VanHimbergen’s commencement of employment.

In addition, Mr. VanHimbergen will receive the following make-whole awards to incentivize him to join the Company and compensate him for awards that will forfeit from his current employment: (i) a cash bonus of $890,000 that is subject to repayment as to a pro-rated amount of such bonus in the event that Mr. VanHimbergen leaves the Company during the first three years of employment for any reason other than an involuntary termination without cause and (ii) a restricted stock unit with a grant date fair value of $1,735,000 that vests ratably over three years on each annual anniversary of the commencement of Mr. VanHimbergen’s employment.

Mr. Young will continue to receive his current compensation for his service in his transition role, after which he is eligible for severance benefits under the Company’s Executive Severance Pay Plan; provided that in lieu of a payment equal to the amount of Mr. Young’s annual cash incentive award, Mr. Young will remain eligible for payment of his fiscal 2025 annual cash incentive for the full year, based on the Company’s actual performance. In addition, the Compensation and Human Capital Committee approved the accelerated vesting of a pro-rata portion of Mr. Young’s unvested restricted stock units, stock options and performance awards (with such pro-rated vesting of the performance awards based on performance calculated by the Company as of the end of the most recently completed calendar quarter prior to separation), as well as an extension of the expiration date of Mr. Young’s stock options through December 31, 2026.

The employment offer letter agreement with Mr. VanHimbergen and the transition letter agreement with Mr. Young are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 7.01	Regulation FD Disclosure.

The Company has issued a press release announcing the appointment of Mr. VanHimbergen as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Offer Letter, dated as of May 20, 2025, between Elanco Animal Health Incorporated and Robert VanHimbergen.
10.2	Transition Agreement, dated as of May 21, 2025, between Elanco Animal Health Incorporated and Todd Young.
99.1	Press Release issued by Elanco Animal Health Incorporated, dated as of May 28, 2025.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elanco Animal Health Incorporated

Date: May 28, 2025	By:	/s/ Shiv O’Neill
Name: Shiv O’Neill
Title: Executive Vice President, General Counsel and Corporate Secretary